                                                            EXHIBIT 11


             THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
               Computation of Earnings per Common Share
                (In millions, except per share amounts)


                                                     Twelve Months Ended
                                                         December 31,
                                               ----------------------------
                                                    2000     1999      1998
                                                 -------  -------   -------

EARNINGS:
    Basic:
    Net income as reported                         $ 993     $834       $89
    Preferred stock dividends, net of taxes           (8)      (8)       (9)
    Premium on preferred shares redeemed             (11)      (4)       (3)
                                                   -----    -----     -----
      Net income available to
         common shareholders                         974      822        77
                                                   =====    =====     =====
    Diluted:
    Net income available to
      common shareholders                            974      822        77
    Effect of dilutive securities:
      Convertible preferred stock                      6        6         -
      Zero coupon convertible notes                    3        3         -
      Convertible monthly income
        preferred securities                           5        8         -
                                                   -----    -----     -----
      Net income available to
         common shareholders                       $ 988    $ 839     $  77
                                                   =====    =====     =====

COMMON SHARES:
    Basic:
    Weighted average common shares outstanding       217      228       235
                                                   =====    =====     =====

    Diluted:
    Weighted average common shares outstanding       217      228       235
    Effect of dilutive securities:
      Stock options                                    3        2         4
      Convertible preferred stock                      7        7         -
      Zero coupon convertible notes                    2        2         -
      Convertible monthly income
       preferred securities                            4        7         -
                                                   -----    -----     -----
       Weighted average, as adjusted                 233      246       239
                                                   =====    =====     =====

EARNINGS PER COMMON SHARE:
    Basic                                          $4.50    $3.61     $0.33
    Diluted                                        $4.24    $3.41     $0.32


The assumed conversion of preferred stock, zero coupon notes and monthly income preferred securities were each anti-dilutive to The St. Paul's net income for the year ended Dec. 31, 1998. As a result, the potentially dilutive effect of those securities is not considered in the calculation of EPS amounts.